Exhibit 10.14

EXECUTIVE RETENTION PACKAGE LETTER

[Date]

Dear                 :

As you know, Neon Therapeutics, Inc. (“Neon”) is offering a retention package to executives who remain with the company after Neon’s recent restructuring. We consider your continued service and dedication to Neon essential to our mission to transform the treatment of cancer. To incent you to remain employed with Neon and to address any concerns about your job security, we are pleased to offer you a retention package, as described in this letter agreement. In addition, we want you to know that Neon presently plans to pay the 2019 annual bonus in February 2020 and that annual merit equity awards, promotions and merit pay increases are all presently planned for early 2020.

In recognition of your continued service through and until the closing of a strategic transaction (e.g., M&A, asset sale, divestiture, spin-off, etc.) (the “Retention Period”), we are offering you a retention bonus in the amount of 25% of your then current base salary, less all applicable withholdings and deductions required by law, subject to the terms and conditions herein (“Retention Bonus”). You will be eligible to receive the Retention Bonus if all of the following criteria are satisfied (“Eligibility Criteria”):

(a)	Your performance has been satisfactory, as determined in Neon’s sole discretion, from the date of this letter agreement through the end of the Retention Period;

(b)	You are actively employed by Neon on the last day of the Retention Period;

(c)	On or before the last day of the Retention Period, you have not given notice of your intent to resign your employment with Neon; and

(d)	On or before the last day of the Retention Period, Neon has not given you notice of its intent to terminate your employment.

If you are eligible to receive Retention Bonus based upon Eligibility Criteria, the Retention Bonus will be paid to you in one lump sum cash payment, less legally required withholdings and deductions, not later than the first regularly scheduled pay date after the end of the Retention Period.

In further recognition of your continued service, if Neon terminates your employment without Cause (as defined in your Employment Agreement with Neon) or you terminate your employment with Neon for Good Reason (as defined in your Employment Agreement with Neon), Neon will pay the entire Severance Amount (as defined in your Employment Agreement) in a one-time, lump sum payment. All other terms and conditions related to your eligibility for the Severance Amount, as set forth in your Employment Agreement, shall remain in full force and effect. Except as expressly set forth in this paragraph, nothing in this letter agreement is intended to alter, amend, or supersede the terms and conditions of your Employment Agreement.

Neon’s offer to pay the Retention Bonus and the Severance Amount, in lump sum, if any, shall be collectively referred to herein as “the Retention Package.”

This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this letter agreement, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Neon makes no representations that the payments and benefits provided under this letter agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Your employment remains subject to the terms and conditions of your Employment Agreement. This letter agreement contains all of the understandings and representations between Neon and you relating to the Retention Package and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the Retention Package. Notwithstanding anything herein to the contrary, this letter agreement shall not supersede any other agreements between Neon and you, specifically, your Employment Agreement or the Employee Confidentiality, Noncompetition and Assignment Agreement referenced therein.

Your employment remains at-will, meaning that you and Neon may terminate the employment relationship at any time, with or without Cause, and with or without notice. Neon will not terminate your employment in bad faith in order to avoid the payment of severance or the Retention Package.

This letter agreement and all matters arising out of or relating to this letter agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. This letter agreement may not be amended or modified unless in writing signed by an authorized officer of Neon and you.

Please sign and date this letter agreement and return the signed copy to me by 5 p.m. on Friday November 22, 2019.

We look forward to your continued employment with Neon.

Sincerely,

Neon Therapeutics, Inc.

By: ________________________________

Agreed and accepted on this _____ day of November, 2019:

________________________________
[Employee Name]